EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The 1165(e) Retirement Plan Committee
Oriental Bank & Trust Cash or Deferred
     Arrangement Profit Sharing Plan:
We consent to the incorporation by reference in the registration statement, on Form S-8 dated January 24, 2003 (File No. 333-102696) of Oriental Financial Group Inc. of our report dated June 25, 2009, with respect to the statements of net assets available for benefits of Oriental Bank & Trust Cash or Deferred Arrangement Profit Sharing Plan as of December 31, 2008 and 2007, the related statement of changes in net assets available for benefits for the year ended December 31, 2008 and the supplemental Schedule H, Line 4i — Schedule of Assets (Held at End of Year) at December 31, 2008, which report appears in the December 31, 2008 annual report for Form 11-K of Oriental Financial Group Inc.
Our report dated June 25, 2009 contains an explanatory paragraph that states that the supplementary information included in Schedule H, Line 4i — Schedule of Assets (Held at End of Year) does not disclose historical cost of nonparticipant-directed plan assets. Disclosure of this information is required by the Department of Labor’s Rules and Regulations for the Reporting and Disclosure under the Employee Retirement Income Security Act of 1974.
/s/ KPMG LLP
San Juan, Puerto Rico
June 25, 2009
Stamp No. 2396988
affixed to original.

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